Exhibit 99.1
Theodore A. Boutacoff Appointed President & CEO of IRIDEX
MOUNTAIN VIEW, Calif., Oct. 17, 2007 — IRIDEX Corporation (Nasdaq: IRIX) announced today that Barry Caldwell has resigned as the Company’s President and Chief Executive Officer, and as a member of the Board of Directors, effective as of October 16, 2007. The Board of Directors has appointed Theodore A. Boutacoff, who is currently a member and Chairman of the Board of Directors, to serve as the Company’s President and Chief Executive Officer. Prior to Mr. Caldwell’s two year tenure, Mr. Boutacoff had been the Company’s President and Chief Executive Officer since co-founding the Company in 1989.
“Barry has worked hard during his tenure at IRIDEX,” Mr. Boutacoff commented, “We wish him the best of success in his future endeavors.”
About IRIDEX
IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, disposable laser probes and delivery devices to treat eye diseases in ophthalmology and skin disorders in the aesthetics market. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 97 independent distributors into 107 countries.
Source: IRIDEX Corporation
CONTACT: Larry Tannenbaum, Chief Business Officer of IRIDEX Corporation,
+1-650-940-4700
Web site: http://www.iridex.com